Exhibit 99.9
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
July 26, 2018
Thank you, Eric, and good morning everyone.
We are very pleased with our second-quarter operating results and the positive momentum in many of our businesses. We recognize the year-over-year comparison for consolidated results is complicated by several items, most notably tax reform, the call of the convertible notes, and our planned spin-off transaction. I will provide some details today that should assist in the comparison.
In yesterday’s earnings release, we announced revenues of $942 million, up 4% year-over-year, and earnings per share of $0.43, including spin-off transaction costs of $0.05 per share. This compares to EPS of $0.33 in last year’s second quarter, which did not include any transaction costs. This resulted in adjusted second quarter EPS of $0.48 for core earnings for the second quarter this year, a 45% increase year-over-year.
Our results benefitted from U.S. tax reform and a higher-than normal rate in last year’s second quarter, adding EPS of $0.10 on a year-over-year basis. We expect a 25% tax rate in 2018 compared to 36% last year, excluding the one-time benefit from adoption of tax reform.
In April, we provided a notice to call our $449 million convertible notes at par on June 1st, which forced conversion by the holders. We settled the entire amount of the notes, par plus the “in-the-money” premium, in cash for $647 million, the bulk of which settled in the second quarter. We funded the redemption with a combination of cash on hand and proceeds from a non-recourse railcar-backed securitization completed in June, issued on favorable terms and conditions due to strong investor interest. As a result, we eliminated the dilutive impact of the convertible notes, beginning in the second quarter, which was incorporated into the guidance we provided in April. While not a direct usage of our authorized share repurchase program, it had the same permanent effect by reducing our diluted share count going forward.
With respect to our share repurchase program activity, we repurchased $50 million of stock during the quarter. We have $400 million of remaining authorization.
Our second quarter results included $10.4 million, or $0.05 cents per share, of spin-related transaction costs that are reported in corporate expenses. For the full year, we now expect transaction costs of $30 to $40 million, or $0.25 to $0.30 cents per share, which is up slightly from our previous range. Transaction-related expenses primarily include costs related to financial and legal advisors as well as some compensation-related expenses.
For the full year 2018, we now anticipate core EPS, excluding spin-off transaction costs, of between $1.45 and $1.65 compared to our previous EPS range of $1.20 to $1.40. Our guidance reflects consolidated results for Trinity and will be adjusted for the pro-forma Company at a later date once the planned spin-off is complete.
The increase in our guidance reflects our better than expected second quarter results and higher profitability across most of our businesses in the second half of the year. Scott outlined the Construction, Energy and Marine outlook. I will cover the Rail, Leasing, Corporate, and consolidated guidance.
With the expectation for higher railcar deliveries that Eric mentioned, our guidance for the Rail Group is now for revenues of $2.3 billion with a 9% operating margin. The decline in the back-half margin as compared to our first half results are due to production line changeovers and deliveries of railcars priced in a softer market environment.

In our Leasing and Management Services Group, we expect revenues from operations of $725 million and operating profit from operations of $295 million.
Our corporate expenses are down $9 million year-to-date, or 12%, as compared to the same period in 2017, excluding the transaction-related expenses. This is primarily due to lower legal expenses related to our highway litigation. Our guidance for 2018 corporate expenses is now $130 to $140 million, as compared to our previous range of $130 to $150 million, with both ranges exclusive of non-recurring spin-related costs.
From a second quarter capital expenditures perspective, we invested $210 million in our wholly-owned lease fleet - including new railcars, secondary market purchases, and modifications - and invested $18 million at the corporate level and across our businesses during the quarter.
Investing in our lease fleet continues to be a strategic priority for the Company, while we continue to sell leased railcars to the RIV platform and maintain the management responsibility. For full year 2018, we now expect to add railcars to our lease fleet with a value of $960 million, primarily from our manufacturing lines, but also from secondary market purchases. In addition, we will invest approximately $85 million in our owned and partially-owned lease fleets to modify certain tank cars to meet the new regulatory standards for flammable service. The investment will also make these railcars available to carry a wider range of commodities.
In addition, as previously disclosed, we provided a 12-month notice in January that we intend to exercise our option to purchase $224 million of leased railcars in two of our off-balance sheet financings.  These are attractive assets, and we may accelerate the timing of the purchase into 2018.
We continue to expect proceeds from sales of leased railcars of $350 million, with $86 million completed in the first half of the year. As a reminder, the guidance figure for proceeds from sales of leased railcars is not included in the segment guidance for leasing revenue and profit from operations.
After taking into account deferred profit on new railcar additions and planned modifications to our lease fleet, as well as the proceeds from sales of leased railcars, we now anticipate a net lease fleet investment of approximately $600 million to $825 million in 2018, with the high end of the range being a function of whether we accelerate the purchase option I mentioned.
For our businesses and at the Corporate level, we expect capital expenditures of between $100 million and $135 million in 2018. We expect to have additional capital expenditures related to the proposed spin-off that are not included in this range at this time.
As Melendy mentioned, both Trinity and Arcosa expect to host an Investor Day as we approach the spin-off date. We look forward to discussing more details related to our growth strategies, investment priorities, and capital structures in due course. We are progressing well with our separation efforts and various financial reporting requirements. However, given the regulatory filing process as a matter of course, we are unable to refine our fourth quarter timing expectation at this time.
As we indicated in our press release yesterday, actual results in 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the “Risk Factors” and “Forward-Looking Statements” disclosed in our 10-K.
Our operator will now prepare us for the question and answer session.
-- Q&A Session --